EXHIBIT 99.1

Vonage Holdings Corp. Reports Fourth Quarter and Full Year 2008 Results

Full Year 2008

— First Year Generating Adjusted Operating Profit1 and

Positive Cash Flow from Operations —

— Net Loss excluding certain charges2 of $34 Million or $0.22 per Share —

— Revenue Increases 9% to $900 Million —

Fourth Quarter 2008

—8th Consecutive Quarter of Growth

in Adjusted Pre-Marketing Operating Income1 —

— Adjusted Net Loss2 of $10 Million or $0.07 per Share —

— Revenue Increases 3% to $222 Million —

Holmdel, NJ, February 26, 2009 – Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone service, today announced results for the quarter and year ended December 31, 2008.

Full Year 2008

Revenue increased to $900 million for the year, up 9 percent from $828 million in 2007. Net loss excluding debt extinguishment costs2 narrowed to $34 million from $93 million excluding certain charges2 . GAAP net loss was $65 million or $0.41 per share in 2008.

Marc Lefar, Vonage Chief Executive Officer, said, “We improved our financial position throughout 2008, and for the first time in Vonage’s history, delivered adjusted operating profit and positive cash from operations for a full year. Vonage also delivered record level pre-marketing operating income1 reflecting increasing levels of cash generated by the existing customer base. This progress occurred despite the uncertainty and challenges of the current economy.”

“While our financial performance was sound, we fell short in our ability to substantially grow our subscriber base. However, we are confident Vonage has significant opportunities to create future value for shareholders,” Mr. Lefar said. “Not only is the business model solid, but the market opportunity for digital voice remains robust.”

Mr. Lefar noted the company is implementing strategic imperatives across the enterprise to focus the company’s resources and yield meaningful results that are expected to accelerate throughout the year.

“We are launching a range of initiatives,” he said, “including improving the customer experience; enhancing our distribution and marketing; improving quality and reliability; initiating new products and features; optimizing our cost structure; and improving talent management.”

“We are secure these actions will drive Vonage forward as a business model poised to achieve significant new growth.”

Fourth Quarter 2008

Net loss excluding debt extinguishment costs2 narrowed to $10 million in the fourth quarter 2008 from $12 million excluding certain charges the prior year. Including $31 million in debt extinguishment costs, GAAP net loss increased to $41 million or $0.26 per share in the fourth quarter 2008 from $14 million or $0.09 the prior year.

Revenue in 2008 increased 3 percent from the prior year to $222 million driven by an increase in average revenue per line (“ARPU”) and subscriber lines. Revenue declined 2 percent sequentially as a result of a decline in ARPU.

ARPU was $28.33, up from $28.19 in the year-ago quarter and down from $28.75 sequentially. Telephony services ARPU was $27.28, down from $27.42 reported a year ago and $27.52 sequentially. The sequential decline in telephony services ARPU was the result of a decline in currency value of the Canadian dollar and British pound and an adjustment in international revenue which totaled $0.33. Excluding these impacts, telephony services ARPU increased $0.09 sequentially.

The Company lost 14,700 net subscriber lines, finishing the quarter with more than 2.6 million lines in service. Churn declined to 2.9% from 3.0% sequentially.

For the eighth consecutive quarter, pre-marketing operating income excluding certain charges1 (“PMOI”), increased, climbing to a record high $92 million in the fourth quarter 2008. This is up from $81 million excluding certain charges1 in the year-ago quarter and $91 million sequentially. On a per line basis, PMOI increased to $11.70, up from $10.52 excluding certain charges in the year-ago quarter and $11.55 sequentially.

Direct cost of telephony services increased to $57 million, up from $54 million in the prior year and flat sequentially. On a per line basis, direct cost of telephony services was $7.22, up from $7.11 in the year ago quarter and $7.20 sequentially.

Direct cost of goods sold was $18 million, up slightly from $17 million in the year-ago quarter and down from $21 million sequentially. Direct margin3 of 66% was flat on a year-over-year and sequential basis.

Selling, general and administrative (“SG&A”) expense fell to $69 million from $77 million excluding certain charges4 in the prior year and $73 million sequentially. For the fifth consecutive quarter, excluding certain charges, SG&A as a percent of revenue declined, falling to 31% from 36% in the year ago quarter and 32% sequentially.

Marketing expense of $62 million was flat on a year-over-year basis and down $3 million sequentially. Marketing cost per gross subscriber line addition (“SLAC”) rose to $309 from $272 in the third quarter 2008.

For the first time in its history, Vonage reported positive operating income, generating $3 million in operating income, up from operating losses of $9 million in the year-ago quarter and $3 million sequentially.

Cash, marketable securities and restricted cash on December 31, 2008 was $86 million. Cash used for operations was $6 million. Capital expenditures for the quarter were $6 million.

Convertible Debt Refinancing

On November 3rd, 2008, the Company completed the refinancing of $253 million in convertible debt. Vonage expects that this refinancing will provide the Company with sufficient funds to invest and grow the business going forward.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP loss from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net loss.

(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to SG&A.

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		For the Years Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$213,955	$209,961	$865,765	$803,522
Customer equipment and shipping	8,254	5,891	34,355	24,706

	222,209	215,852	900,120	828,228

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $5,917, $5,818, $20,254, and $18,434, respectively)	56,624	54,467	226,210	216,831
Royalty	—	—	—	32,606

Total direct cost of telephony services	56,624	54,467	226,210	249,437
Direct cost of goods sold	17,942	17,484	79,382	59,117
Selling, general and administrative	68,627	78,835	298,985	461,768
Marketing	62,260	63,327	253,370	283,968
Depreciation and amortization	13,942	11,105	48,612	35,718

	219,395	225,218	906,559	1,090,008

Income (loss) from operations	2,814	(9,366)	(6,439)	(261,780)
Other income (expense), net
Interest income	271	2,516	3,236	17,582
Interest expense	(13,268)	(7,110)	(29,878)	(22,810)
Loss on early extinguishment of debt	(30,570)	—	(30,570)	—
Other, net	(181)	(169)	(247)	(238)

	(43,748)	(4,763)	(57,459)	(5,466)

Loss before income tax expense	(40,934)	(14,129)	(63,898)	(267,246)
Income tax expense	18	289	(678)	(182)

Net loss	$(40,916)	$(13,840)	$(64,576)	$(267,428)

Net loss per common share:
Basic and diluted	$(0.26)	$(0.09)	$(0.41)	$(1.72)

Weighted-average common shares outstanding:
Basic and diluted	156,593	155,923	156,258	155,593

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		For the Years Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$(5,516)	$(181,937)	$655	$(270,926)
Net cash provided by (used in) investing activities	(3,727)	124,628	40,486	131,457
Net cash provided by (used in) financing activities	(56,236)	(229)	(65,470)	245
Capital expenditures, intangible asset purchases and development of software assets	(5,909)	(14,514)	(38,475)	(47,232)

	December 31, 2008	December 31, 2007
Balance Sheet Data (at period end):
Cash, cash equivalents, marketable securities and short-term restricted cash	$46,134	$151,484
Restricted cash	39,585	38,928
Property and equipment, net of accumulated depreciation	98,292	118,666
Total assets	336,905	462,297
Total debt, net of discount	194,050	253,320
Capital lease obligations	22,199	23,235
Total liabilities	427,647	537,424
Total stockholders' equity (deficit)	(90,742)	(75,127)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	December 31,	Three Months Ended September 30,	December 31,	For the Years Ended December 31,
	2008	2008	2007	2008	2007
Gross subscriber line additions	201,423	238,430	283,907	952,014	1,153,218
Net subscriber line additions	(14,744)	9,460	56,016	26,929	356,116
Subscriber lines (at period end)	2,607,156	2,621,900	2,580,227	2,607,156	2,580,227
Average monthly customer churn	2.9%	3.0%	3.0%	3.1%	2.8%
Average monthly revenue per line	$28.33	$28.75	$28.19	$28.92	$28.73
Average monthly telephony services revenue per line	$27.28	$27.52	$27.42	$27.82	$27.87
Average monthly direct cost of telephony services per line	$7.22	$7.20	$7.11	$7.27	$7.52
Marketing costs per gross subscriber line addition	$309.10	$272.24	$223.06	$266.14	$246.24
Employees (excluding temporary help) (at period end)	1,491	1,573	1,543	1,491	1,543
CPE subsidy	$48.10	$46.79	$40.83	$47.30	$29.84
Direct margin as a % of total revenue	66.4%	65.7%	66.7%	66.0%	66.7%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS TO ADJUSTED INCOME (LOSS)

FROM OPERATIONS AND PRE-MARKETING OPERATING INCOME (LOSS) EXCLUDING CERTAIN CHARGES

(Dollars in thousands)

(unaudited)

	December 31,	Three Months Ended September 30,	December 31,	For the Years Ended December 31,
	2008	2008	2007	2008	2007
Income (loss) from operations	$2,814	$(2,860)	$(9,366)	$(6,439)	$(261,780)
Depreciation and amortization	13,942	13,347	11,105	48,612	35,718
Share-based expense	3,035	4,167	1,663	12,238	7,542

Adjusted income (loss) from operations	19,791	14,654	3,402	54,411	(218,520)
Marketing	62,260	64,911	63,327	253,370	283,968
Customer equipment and shipping	(8,254)	(9,678)	(5,891)	(34,355)	(24,706)
Direct cost of goods sold	17,942	20,835	17,484	79,382	59,117

Pre-marketing operating income (loss)	$91,739	$90,722	$78,322	$352,808	$99,859

As a % of telephony services revenue	42.9%	42.0%	37.3%	40.8%	12.4%
Adjusted income (loss) from operations	$19,791	$14,654	$3,402	$54,411	$(218,520)
Royalty	—	—	—	—	32,606
IP litigation	—	—	1,349	—	134,300
Severance	—	—	885	—	5,242

Adjusted income (loss) from operations excluding certain charges	$19,791	$14,654	$5,636	$54,411	$(46,372)

Pre-marketing operating income (loss)	$91,739	$90,722	$78,322	$352,808	$99,859
Royalty	—	—	—	—	32,606
IP litigation	—	—	1,349	—	134,300
Severance	—	—	885	—	5,242

Pre-marketing operating income (loss) excluding certain charges	$91,739	$90,722	$80,556	$352,808	$272,007

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET LOSS TO NET LOSS EXCLUDING CERTAIN CHARGES

(Dollars in thousands, except per share amounts)

(unaudited)

	December 31,	Three Months Ended September 30,	December 31,	For the Years Ended December 31,
	2008	2008	2007	2008	2007
Net loss	$(40,916)	$(7,817)	$(13,840)	$(64,576)	$(267,428)
Loss on early extinguishment of debt	30,570	—	—	30,570	—
Royalty	—	—	—	—	32,606
Interest on royalty	—	—	—	—	2,436
IP litigation	—	—	1,349	—	134,300
Severance	—	—	885	—	5,242

Net loss excluding certain charges	$(10,346)	$(7,817)	$(11,606)	$(34,006)	$(92,844)

Net loss per common share:
Basic and diluted	$(0.26)	$(0.05)	$(0.09)	$(0.41)	$(1.72)

Net loss per common share, excluding certain charges:
Basic and diluted	$(0.07)	$(0.05)	$(0.07)	$(0.22)	$(0.60)

Weighted-average common shares outstanding:
Basic and diluted	156,593	156,299	155,923	156,258	155,593

VONAGE HOLDINGS CORP.

TABLE 5. RECONCILIATION OF GAAP SG&A TO SG&A EXCLUDING CERTAIN CHARGES

(Dollars in thousands)

(unaudited)

	December 31,	Three Months Ended September 30,	December 31,	For the Years Ended December 31,
	2008	2008	2007	2008	2007
Selling, general and administrative	$68,627	$73,035	$78,835	$298,985	$461,768
IP litigation	—	—	(1,349)	—	(134,300)
Severance	—	—	(885)	—	(5,242)

SG&A excluding certain charges	$68,627	$73,035	$76,601	$298,985	$322,226

SG&A excluding certain charges as a % of revenue	30.9%	32.3%	35.5%	33.2%	38.9%

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted income (loss) from operations, adjusted income (loss) from operations excluding certain charges, pre-marketing operating income (loss), pre-marketing operating income (loss) excluding certain charges, net loss excluding certain charges and SG&A excluding certain charges.

Vonage uses adjusted income (loss) from operations and pre-marketing operating income (loss) as principal indicators of the operating performance of its business.

We believe that adjusted income (loss) from operations permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

We believe that pre-marketing operating income (loss) is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in attempting to grow that customer base. In addition, as we are focused on growing both our revenue and customer base, we have chosen to invest significant amounts on our marketing activities to acquire and replace subscribers.

We provide information relating to our adjusted income (loss) from operations and pre-marketing operating income (loss) so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our adjusted income (loss) from operations and pre-marketing operating income (loss) are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

We have excluded the loss on early extinguishment of debt in connection with our November 2008 refinancing, royalty, intellectual property (IP) litigation settlements with Verizon, Sprint, AT&T and others and associated interest and severance expense from certain GAAP and non-GAAP financial measures to enable better comparisons to prior periods. For example, we have excluded the royalty, IP litigation settlements and severance expense from adjusted income (loss) from operations for the 2007 periods. The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

The non-GAAP financial measures used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted income (loss) from operations as GAAP income (loss) from operations excluding depreciation and amortization and share-based expense.

Vonage defines adjusted income (loss) from operations excluding certain charges as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, royalty, IP litigation settlements and severance expense.

Vonage defines pre-marketing operating income as GAAP income (loss) from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines pre-marketing operating income excluding certain charges as GAAP income (loss) from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense, royalty, IP litigation settlements and severance expense.

Vonage defines net loss excluding certain charges as GAAP net loss excluding loss on early extinguishment of debt, royalty, interest on royalty, IP litigation settlements and associated interest and severance expense.

Vonage defines SG&A excluding certain charges as GAAP SG&A less IP litigation settlements and severance expense.

Conference Call and Webcast

Management will host a webcast discussion of the fourth quarter and full year 2008 results on Thursday, February 26, 2009 at 10:00 AM Eastern Time. To participate, please dial (877) 627-6581 approximately ten minutes prior to the call. International callers should dial (719) 325-4848. A replay will be available approximately two hours after the conclusion of the call until midnight March 13, 2009, and may be accessed by dialing (888) 203-1112. International callers should dial (719) 457-0820. The replay passcode is: 9884006.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding future growth. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include: restrictions in the Company’s debt agreements that may limit its operating flexibility; any failure to meet New York Stock Exchange listing requirements; the competition the Company faces; worsening economic conditions; the Company’s history of net operating losses; the Company’s ability to obtain additional financing if needed; results of pending litigation and intellectual property and other litigation that may be brought against the Company; results of regulatory inquiries into the Company’s business practices; differences between the Company’s service and traditional phone services, including its 911 service; the Company’s dependence on third party facilities, equipment and services; system disruptions or flaws in the Company’s technology; the Company’s dependence on its customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through national retailers including Best Buy and Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:
Leslie Arena 732.203.7372 leslie.arena@vonage.com	Meghan Shaw 732.203.7133 meghan.shaw@vonage.com